Exhibit 10f

AGREEMENT

THIS AGREEMENT is made and entered into this 27th day of February, 2006, by and between BellSouth Corporation, a Georgia corporation (“Company”), and W. Patrick Shannon (“Executive”) (each a “Party” and collectively the “Parties”):

Reasons for this Agreement. Company has identified Executive as an individual with significant skills and experience critical to the business of Company. In view of the significant and growing demand for executive talent and the potential impact on Company’s executives of the transformational changes occurring within its industry and businesses, Company desires to provide Executive through this Agreement with certain incentives to remain in Company’s employment. This Agreement is also designed to address potential long-term employment concerns of Executive and to impose certain reasonable restrictions on Executive’s activities designed to protect Company’s interests should Executive’s employment terminate.

Executive has been employed by Company and its Affiliated Companies since 1997 and during his tenure, has served in a variety of senior capacities. Executive assumed his current position as Company’s Chief Financial Officer on January 1, 2006. In this capacity, Executive is responsible for all financial matters and investor relations for Company and reports to Company’s Chairman and Chief Executive Officer. Executive’s previous position was Senior Vice President–Finance and Controller, in which he had responsibility for Company’s corporate financial planning as well as being the Company’s principal accounting officer. Prior to 2005, Executive’s positions with Company included Vice President–Finance and Controller, Vice President–Finance, Chief Financial Officer–Domestic Operations and Controller, Vice President–Finance and Supply Chain Management, President-BellSouth Exchange Services and Vice President and Controller.

Executive acknowledges that Company and Affiliated Companies have disclosed or made available and in the future will disclose and make available Confidential Information to Executive which could be used by Executive to Company’s or Affiliated Companies’ detriment. In addition, in connection with his employment, Executive has developed and in the future will develop important relationships and contacts with employees valuable to Company and Affiliated Companies.

Executive further acknowledges that the covenant not to compete and other restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this Agreement will not cause him undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect Company and Affiliated Companies and their business interests and property from irreparable harm.

Agreement. In consideration of the mutual promises contained in this Agreement including, among other things, substantial additional compensation and benefits to Executive,

and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

1.            Award of Restricted Stock Units. In connection with execution of this Agreement, Company shall grant to Executive an award of seventy-five thousand (75,000) restricted stock units (such award being referred to in this Agreement as the “Restricted Stock Units Award”). The Restricted Stock Units Award shall be granted pursuant to an agreement (the “Restricted Stock Units Award Agreement”) substantially in the form of the BellSouth Corporation 2006 Restricted Stock Unit (Special) Award Agreement attached hereto as Exhibit A and incorporated by this reference herein.

2.            Termination Allowance Upon Involuntary Separation. In the event Executive’s employment is terminated under circumstances described below in this Section 2, Company shall pay to Executive a termination allowance. The termination allowance shall be an amount equal to the sum of (i) two hundred percent (200%) of Executive’s Base Salary in effect on the date of Executive’s termination of employment, plus (ii) two hundred percent (200%) of the standard award amount applicable to Executive under the short-term incentive plan under which Executive is eligible for an annual cash bonus for the year in which his date of termination occurs, less all applicable withholdings, payable in a single lump sum payment. Payment of the termination allowance shall be made as soon as practicable following Executive’s termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive’s entitlement to such payment.

Executive’s employment shall be deemed to have been terminated under circumstances described in this Section 2 only if all of the following conditions are satisfied:

(a)          Executive’s employment is terminated either (1) by Company, other than for Cause, or (2) by Executive for Good Reason; and

(b)          Executive executes a release satisfying the terms of Section 3(b) of this Agreement; and

(c)	Executive is not transferred to or reemployed by an Affiliated Company.

3.	Discharge and Waiver.

(a)          Executive fully releases and forever discharges Company and Affiliated Companies, and any employee, officer, director, representative, agent, successor or assign of Company and Affiliated Companies (both in their personal and official capacities), and all persons acting by, through and under or in concert with any of them, from any and all claims, demands, actions, causes of action, remedies, suits, obligations, damages, losses, costs and expenses of whatever kind or nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in Employment Act of 1967) or otherwise, through the date of this Agreement, including those arising from or in connection with the terms and conditions of employment with Company (and Affiliated Companies). This paragraph is not intended to and shall not affect benefits to which Executive may be entitled under any pension, savings, health, welfare, or other benefit plan in which Executive is a participant.

(b)        Furthermore, Company’s obligations under this Agreement upon termination of Executive’s employment, and Executive’s entitlement to any such benefits, are expressly conditioned upon execution by Executive, upon termination of his employment, of a release agreement substantially in the form of the release agreement attached to this Agreement as Exhibit B, which is incorporated herein by this reference.

4.            Confidential Information. Executive agrees to protect Confidential Information from misuse or unauthorized disclosure. In addition to complying with all applicable laws governing trade secret and confidential information disclosure, Executive will not (i) use, except in connection with work for Company or Affiliated Companies, or threaten to use, or (ii) disclose, communicate or give others access to (orally, in writing, electronically or digitally) or threaten to disclose, communicate or give others access to any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information, whether generated internally or externally, whether in written, oral, digital, electronic or any other form or format, relating to Company’s or Affiliated Companies’ businesses that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, and financial data (including marketing information and strategies and personnel data). After the period of three (3) years following termination of Executive’s employment with Company, for purposes of this Agreement, Confidential Information shall be defined only as information meeting the criteria set forth above that remains a trade secret under applicable law. Executive acknowledges that any use of, reliance upon, disclosure or other misappropriation of Confidential Information inconsistent with the terms of this Agreement (including without limitation acceptance by Executive of a position in which the inevitability of such use, reliance, disclosure or misappropriation is reasonably anticipated) would result in material and irreparable damage and injury to Company or Affiliated Companies.

5.            Limitation on Competition. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company, and during the twenty-four (24) months after any termination of his employment, Executive agrees not to provide any “Services” (as defined in the third paragraph of this Section 5) to any Person that competes directly with Company or any Affiliated Companies, whether Executive provides the Services as an employee, consultant, independent contractor, advisor or director. After the termination of Executive’s employment, the foregoing covenant shall restrict Executive’s actions only with respect to competition in the Territory.

For purposes of this Agreement, the term “Territory” shall mean the geographical territory consisting of those counties and parishes in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee, listed on

Exhibit C attached hereto and incorporated by reference herein, which the Parties acknowledge represents geographical territories in which Executive, as of the Effective Date, has responsibility for providing Services to Company or Affiliated Companies. The Parties also acknowledge that the entire Territory consists of geographical territories in which Company and Affiliated Companies, directly or indirectly, are conducting business on the Effective Date. In an effort to impose reasonable limitations on the scope of the Territory, Company has not required that Executive comply with the covenant in this Section 5 in all geographical areas where Company and Affiliated Companies are licensed to conduct business and are conducting business, even though the Parties acknowledge that Executive is performing Services throughout that entire area. Executive agrees that because of the widespread nature of Company’s business and the fact that, as one of the most senior executives in the Company Executive’s employment responsibilities extend to all areas where Company and Affiliated Companies operate, Executive’s engaging in competitive activity anywhere in the Territory would irreparably injure Company or Affiliated Companies and that, therefore, a more limited geographic restriction is neither feasible nor appropriate.

For purposes of this Agreement, the term “Services” shall mean services which Executive as of the Effective Date is responsible for providing to Company and Affiliated Companies, which Executive acknowledges consists of the following: financial management, planning and administration with respect to the communications services business, consisting of wireline (local exchange, network access and long distance) voice and data telecommunications services, systems and products, wireless (voice and data) communications services, systems and products, Internet access, video services and telecommunications directory advertising and publishing (print and Internet based).

Executive represents and warrants that Executive’s education, training and experience are such that this Section 5 will not jeopardize or significantly interfere with Executive’s ability to secure other gainful employment.

6.          Limitation on Solicitation of Company Personnel. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company and during a period of twenty-four (24) months after any termination of his employment, Executive will not, directly or indirectly, induce or solicit any employee or other personnel, director, advisor or independent contractor of Company or any Affiliated Company to sever his or its relationship with Company or the Affiliated Company, or recruit or attempt to recruit such parties to enter into a substantially similar relationship with another business; provided, however, that after termination of Executive’s employment this restriction shall apply only to parties with whom Executive had material contact within twenty-four (24) months prior to the termination of his employment. However, Executive may hire or otherwise engage on behalf of himself or on behalf of any company or entity any party who terminated his or its relationship with the Company or an Affiliated Company without any inducement or attempted inducement or solicitation by Executive.

7.          Interpretation; Severability of Invalid Provisions. Executive acknowledges and agrees that the limitations described in this Agreement, including specifically the limitations upon his activities, are reasonable in scope, are necessary for the protection of Company’s and Affiliated Companies’ business, and form an essential part of the consideration for which this Agreement has been entered into. It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies. Nonetheless, the rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge Company’s or Affiliated Companies’ rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company’s or Affiliated Companies’ rights under this Agreement. Executive agrees that the existence of any claim by Executive against Company or any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or any Affiliated Company of any or all of such provisions or covenants.

8.	Relief.

(a)        The Parties acknowledge that a breach or threatened breach by Executive of any of the terms of this Agreement would result in material and irreparable damage and injury to Company or Affiliated Companies, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company and Affiliated Companies shall be entitled to injunctive relief in the event of Executive’s breach of any of the terms contained in this Agreement. In the event of any breach of this Agreement by Executive, if Company or any Affiliated Company should employ attorneys or incur other expenses for the enforcement of any obligation or agreement of Executive contained herein, Executive agrees that, on demand and to the extent permitted by law, Executive shall reimburse Company or the Affiliated Company for its reasonable attorneys’ fees and such other reasonable expenses so incurred.

(b)        In the event that Executive fails to comply with the terms of Section 4, Section 5 or Section 6 of this Agreement, then, in addition to all other rights and remedies available to Company and Affiliated Companies under this Agreement, or at law or in equity, Executive shall promptly repay to Company the gross amount of all payments made to Executive pursuant to the Restricted Stock Units Award Agreement.

9.            Arbitration. Except for the right to seek temporary restraint or interim injunctive relief from a court of competent jurisdiction (as provided in Section 8), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of any provision hereof (collectively, a “Claim”) shall be settled by arbitration pursuant to the National Rules for the Resolution of Commercial Disputes of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the Parties. If the Parties are unable to agree on the arbitrator within thirty (30) days of one Party giving the other Party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the Parties. Any such arbitration shall be conducted in Atlanta, Georgia.

The Parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ RDS	/s/ WPS
Company	Executive

10.          Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company and Affiliated Companies, and their successors, assignees, and designees, and Executive and Executive’s heirs, executors, administrators, personal representatives and assigns.

11.        Entire Agreement; Previous Agreement. This Agreement and all exhibits to this Agreement (which are incorporated into the Agreement by reference) contain the entire agreement between the Parties and no statements, promises or inducements made by either Party, or agent of either Party, which are not contained in this Agreement shall be valid or binding; provided, however, that the matters dealt with herein supersede the terms of Company benefit plans and agreements between the Parties entered into pursuant to such plans only to the extent the provisions of such plans and related agreements are inconsistent with this Agreement and other provisions of such plans and related agreements not inconsistent with this Agreement are not affected. This Agreement may not be enlarged, modified or altered except in writing signed by the Parties.

12.        Nonwaiver. The failure of Company or any Affiliated Companies to insist upon strict performance of the terms of this Agreement, or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but rather the same shall continue in full force and effect.

13.        Notices. All notices, requests, demands and other communications required or permitted by this Agreement or by any statute relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class, certified mail, postage prepaid, addressed to Company or Executive at the address reflected on Exhibit D attached hereto and incorporated herein by this reference.

14.        Nonduplication. Notwithstanding any other provisions of this Agreement, if Executive becomes entitled to severance benefits under the CIC Agreement, Executive shall be entitled to either the severance benefits described in the CIC Agreement or the termination allowance described in Section 2 of this Agreement, whichever provides the greater benefit to Executive, but not both. Except as otherwise specifically provided in this Section 14, both this

Agreement and the CIC Agreement shall continue in full force and effect, and any provisions regarding non-duplication of the CIC Agreement shall be interpreted consistently herewith.

15.         Employment Rights. Company and Executive mutually acknowledge and agree that this Agreement is not intended to and shall not bind either Party to an employment relationship of any fixed or minimum duration such that, in the absence of an express written agreement to the contrary, Executive’s employment is “at will” and either Party shall have the right to terminate the employment relationship for any reason and at any time. Furthermore, Executive shall be subject to the same general terms and conditions of employment as other Company employees.

16.         Effect on Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and (ii) Section 409A of the Code and the regulations thereunder require that any payment be deferred in order to avoid application of the excise tax provided by Section 409A(a)(1)(B) of the Code, then any such payment shall be deferred for six (6) months from the date of termination (or such later date to avoid such excise tax).

17.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

18.        Governing Law; Consultation with Counsel. This Agreement shall be construed under and governed by the laws of the State of Georgia. Executive has been advised by this writing to consult with an attorney, acknowledges having had ample opportunity to do so and fully understands the binding effect of this Agreement. In this regard, Executive acknowledges that a copy of this Agreement was provided to Executive for review and consideration for up to twenty-two (22) days. Further, Executive understands that this Agreement may be revoked by Executive by giving written notice either by fax or hand delivery to the individual who executed the Agreement on behalf of Company within seven (7) days from the date of execution of this Agreement. Executive further acknowledges that he is a sophisticated businessperson and that given his opportunity to review, negotiate and reject this Agreement, has bargaining power equal to that of Company. Therefore, the provisions of this Agreement shall not be construed against Company.

19.          Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

(a)        “Affiliated Companies” – shall mean those subsidiaries and affiliates of Company listed on Exhibit E attached hereto and incorporated herein by this reference and any direct successors to those companies through acquisition or merger or by way of name change.

(b)        “Base Salary” - shall mean the gross annual base salary payable to Executive including (i) the amounts of any before-tax contributions made by Executive from such salary to the BellSouth Retirement Savings Plan, or any other tax-qualified cash or deferred arrangement sponsored by Company, and (ii) the amount of any other deferrals of such salary under any nonqualified deferred compensation plan(s) maintained by Company.

(c)         “Cause” - shall mean Executive’s (i) engaging in an act (or acts) of willful dishonesty involving Company or Affiliated Companies or their business(es) that is demonstrably injurious to Company or Affiliated Companies; (ii) refusal or failure to follow reasonable instructions of Company’s Chief Executive Officer or Board of Directors; or (iii) conviction of a crime classified as a felony.

(d)         “CIC Agreement” - shall mean the Executive Severance Agreement entered into by and between Executive and Company, as amended and/or superseded from time to time, providing certain benefits in the event of a change in corporate control of Company.

(e)         “Confidential Information” - shall have the meaning ascribed to such term in Section 4 of this Agreement.

(f)         “Effective Date” - shall mean the date on which this Agreement is executed by the Parties as set forth on page 1 hereinabove.

(g)          “Good Reason” - shall mean, without Executive’s express written consent a reduction in Executive’s Base Salary, or his compensation band, as in effect immediately prior to such reduction, or the failure to pay a bonus award to which Executive is otherwise entitled under any of the short term or long term incentive plans in which Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid.

(h)         “Person” - shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental or other legal or business entity.

(i)         “Restricted Stock Units Award” - shall have the meaning ascribed to such term in Section 1 of this Agreement.

(j)         “Restricted Shares Award Agreement” – shall have the meaning ascribed to such term in Section 1 of this Agreement.

(k)        “Territory” - shall have the meaning ascribed to such term in Section 5 of this Agreement.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Executive has executed this Agreement, as of the date written above.

EXECUTIVE:	BELLSOUTH CORPORATION:

/s/ W. Patrick Shannon	By:	/s/ Richard D. Sibbernsen
W. PATRICK SHANNON		Title: Vice President-Human Resources

EXHIBIT A

FORM OF BELLSOUTH CORPORATION STOCK AND INCENTIVE COMPENSATION PLAN

2006 RESTRICTED STOCK UNIT (SPECIAL) AWARD

(WITH DIVIDEND EQUIVALENT RIGHTS)

TERMS AND CONDITIONS

1.          General. These Terms and Conditions constitute a part of the Restricted Stock Unit (Special) Award Agreement (this “Agreement”) pursuant to which the Employee is granted Restricted Stock Units under the BellSouth Corporation Stock and Incentive Compensation Plan (the “Award”).

2.	Vesting.

(a)          Vesting Schedule. Subject to earlier forfeiture as provided in Paragraph 2(d) of this Agreement, the Employee’s interest in the Restricted Stock Units shall vest in accordance with the vesting schedule applicable to this Award (as set forth in the individual grant terms applicable to the Employee under this Agreement).

(b)          Change in Control. The Restricted Stock Units also will vest (in full) upon any earlier termination of employment with BellSouth or any Subsidiary (without transfer to or reemployment by BellSouth or any other Subsidiary) within two (2) years after the occurrence of a Change in Control (as defined in the Plan), unless such termination is (i) by BellSouth or a Subsidiary for “Cause” (as defined in the Plan) or (ii) by the Employee other than for “Good Reason” (as defined in the Plan). Notwithstanding the immediately preceding sentence, if the Employee has entered into (or, after the Grant Date, enters into) a separate agreement with BellSouth or a Subsidiary providing special terms in the event of a change in corporate control, and such agreement includes definitions of cause or good reason (or both) different from the definitions of such terms in the Plan, the definitions of those terms in such other agreement shall be used for purposes of this Paragraph 2(b).

(c)          Death or Disability. The Restricted Stock Units also will vest (in full) upon any earlier termination of employment by the Employee with BellSouth or any Subsidiary by reason of (i) death or (ii) “Disability” (as defined in the Plan).

(d)          Forfeiture. Unless the Administrator shall determine otherwise, any unvested Restricted Stock Units shall be forfeited if the Employee terminates employment with BellSouth and its Subsidiaries, other than in a manner described in Paragraph 2(b) or 2(c) above and before the Restricted Stock Units have fully vested under this Paragraph 2. For purposes of this Agreement, if the Employee participates in the BellSouth Transitional Leave of Absence Program for Management Employees, or any successor plan or program, the Employee will be deemed to have terminated employment upon the commencement of transitional leave.

3.            Settlement of Restricted Stock Units. Each Restricted Stock Unit, upon vesting, shall entitle the Employee to one Share. Settlement of the vested Restricted Stock Units shall occur not later than 30 days following the date on which a Restricted Stock Unit vests. Shares delivered in settlement of the Restricted Stock Units shall be evidenced by book entry registration or by a certificate registered in the name of the Employee.

4.            Dividend, Voting and Other Rights. The Employee shall have no dividend, voting or other rights of a shareholder with respect to any Shares underlying the Restricted Stock Units in respect of the period prior to the time, if any, that Shares are delivered to the Employee in settlement thereof. Notwithstanding the immediately preceding sentence, however, this Agreement includes one Dividend Equivalent Right for each Restricted Stock Unit granted pursuant to this Agreement. Each Dividend Equivalent Right represents the right to receive an amount of cash or property equal to all cash or property paid or distributed in respect of the Share represented by the Restricted Stock Unit to which the Dividend Equivalent Right relates. Cash representing the regular cash dividends to which the Employee is entitled pursuant to the preceding sentence shall be paid not later than March 15th of the calendar year following the calendar year in which such regular cash dividends are paid. All shares of capital stock or other securities issued in respect of or in substitution of any Shares represented by the Restricted Stock Units not vested hereunder, whether by BellSouth or by another issuer, any cash or other property received on account of a redemption of such Shares or with respect to such Shares upon the liquidation, sale or merger of BellSouth, and any other distributions with respect to such Shares, with the exception of regular cash dividends, shall remain subject to the terms and conditions of this Agreement, shall vest and be paid or delivered (without interest) in the event that the related Restricted Stock Units become vested and shall be forfeited in the event that the related Restricted Stock Units are forfeited. The Dividend Equivalent Rights granted pursuant to this Agreement shall expire without further action at the time that (i) Shares are delivered to the Employee in settlement of the related Restricted Stock Units or (ii) the related Restricted Stock Units are forfeited.

5.            Transferability. The Restricted Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.            Employment and Termination. Neither the Plan nor this Agreement shall give the Employee the right to continued employment by BellSouth or by any Subsidiary or shall adversely affect the right of any such company to terminate the Employee’s employment with or without cause at any time.

7.            Certain Employment Transfers. In the event that the Employee is transferred to any company or business in which BellSouth directly or indirectly owns an interest but which is not a “Subsidiary” as defined in the Plan, then the Employee shall not be deemed to have terminated his or her employment under this Agreement until such time, if any, as the Employee terminates employment with such organization and, if applicable, fails to return to BellSouth or a Subsidiary in accordance with the terms of the Employee’s assignment, or the Employee otherwise fails to meet the terms of the Employee’s assignment, at which time the Employee’s deemed termination of employment shall be treated in the same manner as a termination of employment from BellSouth or a Subsidiary under this Agreement.

8.            Tax Withholding. BellSouth or any Subsidiary shall have the right to withhold from any payment to the Employee, require payment from the Employee, or take such other action which such company deems necessary to satisfy any income or other tax withholding or reporting requirements arising from this Award of Restricted Stock Units, and the Employee shall provide to any such company such information, and pay to it upon request such amounts, as it determines are required to comply with such requirements.

9.            Compliance with Applicable Law. BellSouth shall not be obligated to issue any Shares or other securities or property pursuant to this Agreement if the issuance thereof would result in a violation of any applicable federal and state securities laws.

10.          Interpretation. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator, acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine reasonably and in good faith any questions that arise in connection with this Agreement, and any such determination shall be final, binding and conclusive on all employees and other individuals claiming any right under the Plan. The failure of BellSouth or the Employee to insist upon strict performance of any provision hereunder, irrespective of the length of time for which such failure continues, shall not be deemed a waiver of such party’s right to demand strict performance at any time in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation or provision hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

11.          Severability. Each provision of this Agreement shall be considered separable. The invalidity or unenforceability of any provision shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

12.          Jurisdiction and Venue. Acceptance of this Agreement shall be deemed to constitute the Employee’s consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia, and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to this Agreement, including the enforcement of any rights under this Agreement and any process or notice of motion in connection with such situation or other proceeding may be serviced by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

13.	Miscellaneous.

(a)        The Employee’s rights under this Agreement can be modified, suspended or canceled only in accordance with the terms of the Plan.

(b)        This Agreement shall be subject to the applicable provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Agreement and, unless defined in this Agreement, any capitalized terms in this Agreement shall have the same meaning assigned to those terms under the Plan.

(c)        The Plan and this Agreement shall be governed by the laws of the State of Georgia.

EXHIBIT B

RELEASE AGREEMENT

For and in consideration of the mutual promises contained in the Agreement entered into on the ______ day of __________, ______, between W. Patrick Shannon (“Executive”) and BellSouth Corporation (“Company”), Executive does hereby, for himself, his heirs, executors, administrators, and assigns, release and forever discharge Company, its subsidiary, affiliated and associated companies, and any employee, officer, director, representative, agent, successor or assign of any such entity, and all persons acting by, through and under or in concert with any of them (both in their personal and official capacities), from any and all claims, demands, actions, causes of action, remedies, suits, obligations, damages, losses, costs and expenses, of whatever kind or nature, whether under common law, state law, federal law or otherwise, including without limitation the Age Discrimination in Employment Act of 1967, as amended, through the date of this Release Agreement, including without limitation those arising from or in connection with the terms and conditions of Executive’s employment with Company and any subsidiary, affiliated and associated companies, and the termination of Executive’s employment. This Release is not intended to affect benefits to which Executive may be entitled under any pension, savings, health, welfare or other benefit plan in which Executive is a participant.

Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so, and fully understands the binding effect of this Release Agreement. Executive acknowledges that a copy of this Release Agreement was provided to him on _____________, 20__, for review and consideration for up to twenty-two (22) days. Executive understands that this Release may be revoked by him within seven (7) days from the date of execution of this Release Agreement.

Executive agrees that this Agreement shall be construed under and governed by the laws of the State of Georgia.

Executive now states that the only consideration for his signing this Release Agreement is the mutual promises and payment of the sum described above; that no other promises or agreements of any kind or nature have been made to, or with, him by Company or its agents to cause him to sign this Release Agreement, and that Executive fully understands the meaning and intent of this instrument.

WITNESS my hand and seal this ____ day of __________, 20__.

____________________________________
W. Patrick Shannon

EXHIBIT C

GEOGRAPHIC TERRITORY

Alabama:	Jefferson and Shelby Counties (Birmingham)
Mobile County (Mobile)

Florida:	Broward and Dade Counties (Miami-Ft. Lauderdale)
Palm Beach County (West Palm Beach)

Georgia:	Fulton, DeKalb, Cobb and Gwinnett Counties (Atlanta)

Kentucky:	Jefferson County (Louisville)

Louisiana:	Jefferson and Orleans Parishes (New Orleans)
East Baton Rouge, Ascension and Livingston Parishes (Baton Rouge)

Mississippi:	Hinds, Madison and Rankin Counties (Jackson)

North Carolina:	Mecklenburg County (Charlotte)
Wake County (Raleigh)

South Carolina:	Anderson, Greenville and Spartanburg Counties (Greenville)
Richland and Lexington Counties (Columbia)

Tennessee:	Davidson County (Nashville)
Shelby County (Memphis)

EXHIBIT D

NOTICES

To Company:	Marc Gary
General Counsel
BellSouth Corporation
1155 Peachtree Street, N.E.
Suite 2002
Atlanta, Georgia 30309-3610

To Executive:	W. Patrick Shannon
Address Omitted

(or at such other address as Employee provides to
Company from time to time)

EXHIBIT E

BellSouth Telecommunications, Inc.

BellSouth Enterprises, Inc.

Cingular Wireless LLC

BellSouth Long Distance, Inc.

BellSouth Advertising & Publishing Corporation

L. M. Berry and Company (d/b/a The Berry Company)